UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HARRIS INTERACTIVE INC.
(Exact Name of Registrant as Specified in Its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation or Organization)
16-1538028
(IRS Employer Identification No.)
60 Corporate Woods
Rochester, New York 14623
(Address of Principal Executive Offices)
2007 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Gregory T. Novak
President and	with a copy to:
Chief Executive Officer	Beth Ela Wilkens, Esq.
Harris Interactive Inc.	Harris Beach PLLC
60 Corporate Woods	99 Garnsey Road
Rochester, New York 14623	Pittsford, New York 14534
(585) 272-8400	(585) 419-8800
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price Per	Aggregate	Registration
to be Registered	Registered(1)(2)	Share(3)	Offering Price(3)	Fee
Common Stock, $.001 par value	500,000	$4.02	$2,010,000	$61.71

(1)	The Registration Statement also includes an indeterminate number of additional shares that may become issuable pursuant to antidilution provisions of the 2007 Employee Stock Purchase Plan.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered and sole pursuant to the 2007 Employee Stock Purchase Plan.

(3)	In accordance with Rule 457(h)(1) and 457(c), calculated on the basis of the high and low prices of the Common Stock on the Nasdaq Stock Exchange on December 5, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents are incorporated by reference in this Registration Statement:
1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007.

3.	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

4.	The description of the Common Stock of the Registrant contained in its Registration Statement on Form 8-A filed under the Exchange Act, which became effective as of December 6, 1999, including any amendment(s) or report(s) filed for the purpose of updating such description.

5.	The description of the Preferred Share Purchase Rights of the Registrant contained in its Registration Statement on Form 8-A filed under the Exchange Act, which became effective as of March 14, 2005, including any amendment(s) or report(s) filed for the purpose of updating such description.
Item 4. Description of Securities.
     Not applicable.
Item5. Interests of Named Experts and Counsel.
     The validity of the shares offered hereby will be passed upon by Harris Beach PLLC, Pittsford, New York. Beth Ela Wilkens, a member of Harris Beach PLLC, holds 29,000 shares of Common Stock of the Registrant.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VIII of the Registrant’s Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article X of the Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed with this Registration Statement:
4.1	Amended and Restated Certificate of Incorporation of the Registrant, defining the rights of holders of its Common Stock (filed as Exhibit 3.1 to the Registrant’s Form 10-K for the fiscal year ended June 30, 2000 and incorporated by reference herein)

4.2	Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Registrant (filed as Exhibit 3.2 to the Registrant’s Form 8-K filed on March 14, 2005 and incorporated by reference herein)

5	Opinion of Harris Beach PLLC

10.1*	2007 Employee Stock Purchase Plan (included as Appendix B to the Registrant’s Proxy Statement on Form DEF14A, as filed on September 12, 2007, and incorporated by reference herein)

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Harris Beach PLLC (included in Exhibit 5)

24	Power of Attorney (included at pages II-4 and II-5)

*	Denotes management contract or compensatory plan or arrangement
Item 9. Undertakings.
(a)	The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any propectus required by section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rochester, state of New York, on this 10th day of December, 2007.

HARRIS INTERACTIVE INC.
By:	/s/ Gregory T. Novak
Gregory T. Novak
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Gregory T. Novak and Ronald E. Salluzzo and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him, and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement and Power of Attorney have been signed below by the following persons in the capacities and on the dates indicated:

Name	Capacity	Date

/s/ Gregory T. Novak Gregory T. Novak	President and Chief Executive Officer (Principal Executive Officer) and Director	December 10, 2007

/s/ Ronald E. Salluzzo Ronald E. Salluzzo	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	December 10, 2007

/s/ Eric W. Narowski Eric W. Narowski	Vice President and Corporate Controller (Principal Accounting Officer)	December 10, 2007

/s/ Leonard R. Bayer Leonard R. Bayer	Director	December 10, 2007

/s/ George Bell George Bell	Director	December 10, 2007

/s/ David Brodsky David Brodsky	Director	December 10, 2007

/s/ Stephen D. Harlan Stephen D. Harlan	Director	December 10, 2007

Name	Capacity	Date

/s/ James R. Riedman James R. Riedman	Director	December 10, 2007

/s/ Howard L. Shecter Howard L. Shecter	Director	December 10, 2007

/s/ Antoine G. Treuille Antoine G. Treuille	Director	December 10, 2007

EXHIBIT INDEX
4.1	Amended and Restated Certificate of Incorporation of the Registrant, defining the rights of holders of its Common Stock (filed as Exhibit 3.1 to the Registrant’s Form 10-K for the fiscal year ended June 30, 2000 and incorporated by reference herein)

4.2	Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Registrant (filed as Exhibit 3.2 to the Registrant’s Form 8-K filed on March 14, 2005 and incorporated by reference herein)

5	Opinion of Harris Beach PLLC

10.1*	2007 Employee Stock Purchase Plan (included as Appendix B to the Registrant’s Proxy Statement on Form DEF14A, as filed on September 12, 2007, and incorporated by reference herein)

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Harris Beach PLLC (included in Exhibit 5)

24	Power of Attorney (included at pages II-4 and II-5)

*	Denotes management contract or compensatory plan or arrangement